Exhibit 99.1

Pacific Premier Bank Acquires Palm Desert National Bank

Costa Mesa, Calif., April 27, 2012 -- Pacific Premier Bancorp, Inc.  (NASDAQ: PPBI) (the “Company”), the holding company of Pacific Premier Bank (“Pacific Premier”), announced today that Pacific Premier has acquired the banking operations of  Palm Desert National Bank (“Palm Desert National”) located in Palm Desert, California.  Palm Desert National was closed today by the Office of Comptroller of the Currency, which appointed the Federal Deposit Insurance Corporation ("FDIC") as receiver.  To protect the depositors, the FDIC entered into an agreement with Pacific Premier to assume all the deposits and essentially all of the assets of Palm Desert National which operates one branch in Palm Desert, California.

The transaction was structured as a whole bank purchase and assumption without a loss sharing agreement with the FDIC.  The FDIC accepted Pacific Premier’s bid to acquire Palm Desert National, which included no deposit premium.  Palm Desert National had approximately $125.8 million in total assets and $122.8 million in total deposits at December 31, 2011.  No assets or liabilities of Palm Desert National’s holding company were acquired by Pacific Premier in the transaction.

Steven R. Gardner, President and Chief Executive Officer of Pacific Premier, commented on the acquisition "We are excited to welcome the customers and employees of Palm Desert National to our family and look forward to the benefits this acquisition should bring to the businesses and residents of the Coachella Valley.  We want depositors of Palm Desert National to be confident in knowing that they will be banking with a strong, locally owned financial institution.  We also want to reassure all customers of Palm Desert National that they will continue to conduct business as normal with the employees with whom they have built a solid long term relationship."

Mr. Gardner continued, "This acquisition provides an excellent opportunity for Pacific Premier to expand our branch footprint and grow interest earning assets at a discount.  The transaction structure provides us with flexibility to aggressively manage assets consistent with our proven loss mitigation strategy, which should enable us to optimize the benefits of this acquisition."

The former Palm Desert National branch will open at normal banking hours on Monday, April 30, 2012, as part of the Pacific Premier franchise.  Depositors of Palm Desert National will automatically become depositors of Pacific Premier.  Customers will be able to conduct business as usual, with full access to deposits, loans, ATM/Debit cards, online banking, automatic bill pay service and other electronic banking services.  Checks drawn on Palm Desert National will continue to be processed.  Loan customers should continue to make their payments in the same manner they have previously.

This acquisition increases Pacific Premier's branch network to 10 locations in Southern California and expands our footprint in Riverside County, California.  Deposits will continue to be insured by the FDIC up to the maximum permitted by law.

The Company owns all of the capital stock of Pacific Premier.  Pacific Premier provides business and consumer banking products to its customers through our nine full-service depository branches in Southern California located in the cities of San Bernardino, Seal Beach, Huntington Beach, Los Alamitos, Costa Mesa, Newport Beach, Palm Springs and Palm Desert.

FORWARD-LOOKING COMMENTS

The statements contained herein that are not historical facts are forward-looking statements based on management's current expectations and beliefs concerning future developments and their potential effects on the Company.  Such statements involve inherent risks and uncertainties, many of which are difficult to predict and are generally beyond the control of the Company.  There can be no assurance that future developments affecting the Company will be the same as those anticipated by management.  The Company cautions readers that any number of factors could cause actual results to differ materially from those expressed in, or implied or projected by, such forward-looking statements.  Factors that could cause actual results to differ materially from those expressed in the forward-looking statements are discussed in the Company’s 2011 Annual Report on Form 10-K filed with the Securities and Exchange Commission (“SEC”) and available at the SEC's Internet site (http://www.sec.gov).  The Company specifically disclaims any obligation to update any factors or to publicly announce the result of revisions to any of the forward-looking statements included herein to reflect future events or developments.

Contact:

Pacific Premier Bank

Steven R. Gardner
President/CEO
714.431.4000

Kent J. Smith
Senior Vice President/CFO
714.431.4000